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                                                                     EXHIBIT (J)


                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 15 to the Registration Statement on Form N-1A (the "Registration Statement") of our report dated January 20, 2000, relating to the financial statements and financial highlights appearing in the November 30, 1999 Annual Report to Shareholders of Thompson Plumb Funds, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Counsel and Independent Accountants" and "Financial Statements" in the Statement of Additional Information.





PRICEWATERHOUSECOOPERS LLP
Minneapolis, Minnesota
March 20 , 2000